Exhibit 99.1

Stryve Foods, Inc. Pre-Announces Select Fourth Quarter and Full Year 2022 Metrics

Net Sales, Gross Margins and Operating Expenses on Track

Consumption Numbers up 27% on 52-week Data

Stryve Nutrition Portfolio Exited as Part of Rationalization

PLANO, Texas, February 16, 2023 — Stryve Foods, Inc. (“Stryve” or “the Company”) (NASDAQ: SNAX), an emerging healthy snack and eating platform disrupting traditional consumer packaged goods (CPG) categories, and a leader in the air-dried meat snack industry in the United States, today pre-announces key metrics for the full year and fourth quarter ended December 31, 2022. The Company’s fiscal 2022 full earnings report and Form 10-K are expected to be released on or before March 31, 2023, and the timing of Full Year 2022 results, as well as the related earnings conference call in March, will be sent as a separate release.

FY 2022 Pre-Announce Metrics and Other Key Updates:

●	Management expects to report full year 2022 net sales within the previously issued guidance range of $29 to $32 million.

○	Full year 2022 net sales expected at the lower-to-middle of the guidance range based on previously discussed SKU rationalization program.
○	Part of the rationalization program included exiting certain Stryve Nutrition SKUs during the fourth quarter of 2022 with the Company fully exiting the Stryve Nutrition portfolio in 2023.

●	Business transformation on track as evidenced by the preliminary results for the fourth quarter of 2022 as follows:

○	Gross margin for the fourth quarter of 2022 in line with the third quarter of 2022;
○	Operating expenses for the fourth quarter of 2022 reduced more than 50% compared to the prior year period;
○	Significantly reduced Adjusted EBITDA Loss in the fourth quarter of 2022 compared to the prior year period.

●	Based on SPINS data, the Company’s brand portfolio shows retail sales up 27% year-over-year for the 52-week period ending December 31st, 2022, with total points of distribution growing by 33% over the same timeframe.
●	Management expects to provide fiscal year 2023 select financial guidance, including commentary on the Company’s growth, operating, and capital plans during the upcoming fourth quarter and full year earnings conference call in March.

About Stryve Foods, Inc.

Stryve is an emerging healthy snacking and food company that manufactures, markets and sells highly differentiated healthy snacking and food products that Stryve believes can disrupt traditional snacking and CPG categories. Stryve’s mission is “to help Americans eat better and live happier, better lives.” Stryve offers convenient products that are lower in sugar and carbohydrates and higher in protein than other snacks and foods. Stryve’s current product portfolio consists primarily of air-dried meat snack products marketed under the Stryve®, Kalahari®, Braaitime®, and Vacadillos® brand names. Unlike beef jerky, Stryve’s all-natural air-dried meat snack products are made of beef and spices, are never cooked, contain zero grams of sugar*, and are free of monosodium glutamate (MSG), gluten, nitrates, nitrites, and preservatives. As a result, Stryve’s products are Keto and Paleo diet friendly. Further, based on protein density and sugar content, Stryve believes that its air-dried meat snack products are some of the healthiest shelf-stable snacks available today.

Stryve distributes its products in major retail channels, primarily in North America, including grocery, club stores and other retail outlets, as well as directly to consumers through its ecommerce websites and through the Amazon platform.

For more information about Stryve, visit www.stryve.com or follow us on social media at @stryvebiltong.

* All Stryve Biltong and Vacadillos products contain zero grams of added sugar, with the exception of the Chipotle Honey flavor of Vacadillos, which contains one gram of sugar per serving.

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Cautionary Note Regarding Forward-Looking Statements

Certain statements made herein are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “may”, “will”, “would”, “could”, “intend”, “aim”, “believe”, “anticipate”, “continue”, “target”, “milestone”, “expect”, “estimate”, “plan”, “outlook”, “objective”, “guidance” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, including, but not limited to, statements regarding Stryve’s plans, strategies, objectives, targets and expected financial performance. These forward-looking statements reflect Stryve’s current views and analysis of information currently available. This information is, where applicable, based on estimates, assumptions and analysis that Stryve believes, as of the date hereof, provide a reasonable basis for the information and statements contained herein. These forward-looking statements involve various known and unknown risks, uncertainties and other factors, many of which are outside the control of Stryve and its officers, employees, agents and associates. These risks, uncertainties, assumptions and other important factors, which could cause actual results to differ materially from those described in these forward-looking statements, include: (i) the inability to achieve profitability due to commodity prices, inflation, supply chain interruption, transportation costs and/or labor shortages; (ii) the ability to recognize the anticipated benefits of the Business Combination or meet financial and strategic goals, which may be affected by, among other things, competition, supply chain interruptions, the ability to pursue a growth strategy and manage growth profitability, maintain relationships with customers, suppliers and retailers and retain its management and key employees; (iii) the risk that retailers will choose to limit or decrease the number of retail locations in which Stryve’s products are carried or will choose not to carry or not to continue to carry Stryve’s products; (iv) the possibility that Stryve may be adversely affected by other economic, business, and/or competitive factors; (v) the effect of the COVID-19 pandemic on Stryve; (vi) the possibility that Stryve may not achieve its financial outlook and (vii) other risks and uncertainties described in the Company’s public filings with the SEC. Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those projections and forward-looking statements are based.

Investor Relations Contacts:

Three Part Advisors, LLC
Sandy Martin or Phillip Kupper
214-616-2207 or 817-368-2556

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